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                                                                   EXHIBIT 10.13

                             [INTERLINQ LETTERHEAD]

May 30, 2001

Mr. Michael Jackman
4893 Red Brick Run
Sanford, FL 32771

Dear Michael,

On behalf of INTERLINQ Software it is my pleasure to offer you the exempt position of President and Chief Executive Officer and Member of the Board, as detailed in this letter, with a start date of July 15th 2001 or sooner. You will report directly to the Board of Directors of INTERLINQ Software.

Your annualized base salary will be $269,000.00 paid on a bi-weekly basis. In addition to your base salary, your bonus target will be $150,000 with no cap, to be based upon the achievement of objectives both personal and corporate derived from the operating plan by the Compensation Committee of the Board. The first year of employment your bonus will be guaranteed at a minimum of $75,000.

You will receive a housing allowance of $60,000.00 per annum, paid monthly, for a period of 2 years. If terminated without cause during your initial two-year employment period, your housing allowance would continue in accordance with the salary continuation terms described below. Should you relocate from Washington, your housing allowance would cease immediately.

Additionally, you will be granted stock options for 275,000 shares of INTERLINQ stock, vesting annually over 4 years. The exercise price will be the average of the high and low fair market value on the date of grant by the Board of Directors, such date to be prior to any public announcement of your new position with INTERLINQ. Options will be granted on your day of acceptance of this offer. In the event that you are terminated without cause, your options that would vest on your next anniversary date would vest immediately.

Relocation will be paid for actual costs including applicable income tax up to $100,000 for expenses incurred in regards to your relocation to Washington. Relocation includes but is not limited to, transporting of household and personal property and expenses incurred for the sale of your home in Florida and purchase of a home in Washington.

Prior to relocation of your family, travel and lodging to and from Washington will be covered as normal business expenses.

You are eligible to participate in our employee medical, dental, life and disability insurance coverage. Dependent coverage for medical/dental is subsidized. These benefits are effective on your date of hire. 401(k) will be available to you at the next quarterly open enrollment. All benefits are provided in accordance with the plan's eligibility requirements.


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Mr. Michael Jackman

You will be eligible to receive time off for four weeks of vacation, holidays and sick time in accordance with our paid time off plans.

Should INTERLINQ terminate your employment for reasons other than cause, you will receive salary continuation at your base rate for a one-year period.

This position is subject to employment-at-will provisions since Washington is an employment-at-will state. Either you or INTERLINQ Software are free to terminate the employment relationship at will and at any time.

This offer represents the entire offer of INTERLINQ Software and supersedes any prior verbal or written agreements. This offer in contingent on your signing the enclosed INTERLINQ Proprietary Information, Inventions & Non-compete Agreement and, on your date of hire, providing proof of your right to work in the United States. (Typically a drivers license and social security card or passport.)

Michael, we are confident you will be a great asset to the team and look forward to having you join us.

You will be scheduled to meet with our Human Resources department on or near your first day of employment. After you have read and signed this Offer Letter, please forward the signed original to Jacqui Farnsworth in Human Resources.

Welcome Aboard,

/s/ BOB GALLAGHER
Bob Gallagher
Chairman of the Board
INTERLINQ Software

enclosure

This acknowledges my acceptance of this offer of employment.


/s/ MICHAEL JACKMAN
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Michael Jackman



May 30, 2001
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Date